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                     April 17, 2023

       John P. Love
       President and Chief Executive Officer
       United United States Commodity Funds LLC
       1850 Mt. Diablo Boulevard
       Suite 640
       Walnut Creek, CA 94596

                                                        Re: United States
Commodity Index Funds Trust
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-34833

       Dear John P. Love:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Crypto Assets